 Exhibit 99.1

Trevena, Inc. Appoints Mark Corrigan, M.D. to Board of Directors

CHESTERBROOK, Pa., July 20, 2023, 2023 (GLOBE NEWSWIRE) -- Trevena, Inc. (Nasdaq: TRVN), a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (CNS) disorders, today announced that Mark Corrigan, M.D. has been appointed to the Company’s Board of Directors, effective July 18 2023.

“We are pleased to welcome Mark to Trevena’s Board of Directors,” said Carrie Bourdow, Trevena’s President and CEO. “Mark has over 30 years of experience in the life sciences industry and broad neuroscience expertise. He will be an invaluable member of the Board and guide to the management team as we continue to execute on our corporate strategy and advance our novel S1P receptor modulator, TRV045, for the potential treatment of epilepsy and chronic pain.”

“This is a very exciting time for Trevena, a company with the proven ability to take a novel product from initial discovery through development, approval and launch,” said Dr. Corrigan. “Trevena has an innovative pipeline of wholly owned CNS assets, and I am particularly excited about the many near-term milestones, including data readouts from the two proof-of-concept studies for TRV045.”

Dr. Corrigan is a highly successful pharmaceutical executive with more than 30 years of industry experience. Dr. Corrigan has served as Chief Executive Officer of Tremeau Pharmaceuticals, a pharmaceutical company that Dr. Corrigan co-founded, since January 2023. Dr. Corrigan has also served on the Board of Directors of Tremeau since April 2017. Prior to his appointment as CEO of Tremeau, Dr. Corrigan served as Chief Executive Officer of Correvio Pharma Corp, a specialty pharmaceutical company, and prior to that as President of Research & Development of Tremeau. Dr. Corrigan serves as Chairman of the Board of Directors of Elios Therapeutics and as a member of the Board of Directors of Nabriva Therapeutics and Wave Life Sciences. In addition, Dr. Corrigan is currently a visiting professor in the Department of Psychiatry at Brigham and Women’s Hospital in Boston, MA.

Dr. Corrigan previously served on the Board of Directors of Cubist Pharmaceuticals, a hospital acute care focused company, prior to its approximately $9.5 billion acquisition by Merck. He also served as a member of the Board of Directors and Chair of the Scientific Advisory Committee of Avanir Pharmaceuticals, a CNS focused company, prior to its approximately $3.5 billion acquisition by Otsuka Pharmaceutical. Dr. Corrigan holds a B.A. and M.D. from the University of Virginia and received specialty training in psychiatry at Maine Medical Center and Cornell University.

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative medicines for patients with CNS disorders. The Company has one approved product in the United States, OLINVYK® (oliceridine) injection, indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. The Company’s novel pipeline is based on Nobel Prize winning research and includes three differentiated investigational drug candidates: TRV045 for diabetic neuropathic pain and epilepsy, TRV250 for the acute treatment of migraine and TRV734 for maintenance treatment of opioid use disorder.

For more information, please visit www.Trevena.com

About TRV045

TRV045 is a novel, selective sphingosine-1-phosphate subtype 1 (S1P1) receptor modulator being developed as a potential treatment for acute and chronic neuropathic pain secondary to diabetic peripheral neuropathy. Through a collaboration with the National Institutes of Health, Trevena is also exploring TRV045 as a potential treatment for epilepsy.

S1P receptors are located throughout the body, including the central nervous system, where they are believed to play a role in modulating neurotransmission and membrane excitability.

Trevena's discovery efforts have identified a family of compounds that are highly selective for the S1P1 receptor. TRV045 reversed thermal hyperalgesia, a measure of neuropathic pain, in nonclinical models of diabetic peripheral neuropathy and chemotherapy-induced peripheral neuropathy. TRV045 was not associated with lymphopenia and produced no changes in blood pressure, heart rate, or respiratory function at or above pharmacologically active doses in nonclinical studies. TRV045 is an investigational product and is not yet approved by the FDA.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development and trials of its therapeutic candidates and approved product, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the status, timing, costs, results and interpretation of the Company’s clinical trials or any future trials of any of the Company’s investigational drug candidates; the uncertainties inherent in conducting clinical trials; expectations for regulatory interactions, submissions and approvals, including the Company’s assessment of discussions with FDA; available funding; uncertainties related to the Company’s intellectual property; uncertainties related to the ongoing COVID-19 pandemic, other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates and approved product; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

For more information, please contact:

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors, LLC
daniel@lifesciadvisors.com
(617) 430-7576

Company Contact:

Bob Yoder
SVP and Chief Business Officer
Trevena, Inc.
(610) 354-8840